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                                                               EXHIBIT 12
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                           MARSHALL & ILSLEY CORPORATION
                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                    ($000's)
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                                                       Nine
                                                       Months
                                                       Ended                     Years Ended December 31,
                                                    September 30,----------------------------------------------------------
Earnings:                                               1999        1998        1997        1996        1995        1994
                                                    -----------------------  ----------  ----------  ----------  ----------
  Earnings before income taxes, extraordinary
   items and cumulative effect of changes
    in accounting principles                       $   397,901 $   465,285 $   388,172 $   317,949 $   312,938 $   179,762

  Fixed charges, excluding interest on deposits        155,899     206,546     175,609     126,261     119,412      85,767
                                                     ----------  ----------  ----------  ----------  ----------  ----------
       Earnings including fixed charges but
         excluding interest on deposits                553,800     671,831     563,781     444,210     432,350     265,529

  Interest on deposits                                 423,338     564,540     460,418     392,473     363,488     274,211
                                                     ----------  ----------  ----------  ----------  ----------  ----------
       Earnings including fixed charges and
         interest on deposits                      $   977,138 $ 1,236,371 $ 1,024,199 $   836,683 $   795,838 $   539,740
                                                     ==========  ==========  ==========  ==========  ==========  ==========

Fixed Charges:
  Interest Expense:
     Short-term borrowings                         $    98,932 $   126,624 $   111,193 $    63,892 $    48,390 $    39,978

     Long-term borrowings                               47,133      66,810      54,175      53,615      63,701      38,870

     One-third of rental expense for all operating
       leases (the amount deemed representative
       of the interest factor)                           9,834      13,112      10,241       8,754       7,321       6,919
                                                     ----------  ----------  ----------  ----------  ----------  ----------
     Fixed charges excluding interest on deposits      155,899     206,546     175,609     126,261     119,412      85,767

     Interest on deposits                              423,338     564,540     460,418     392,473     363,488     274,211
                                                     ----------  ----------  ----------  ----------  ----------  ----------
     Fixed charges including interest on deposits  $   579,237 $   771,086 $   636,027 $   518,734 $   482,900 $   359,978
                                                     ==========  ==========  ==========  ==========  ==========  ==========
Ratio of Earnings to Fixed Charges:

  Excluding interest on deposits                          3.55 x      3.25 x      3.21 x      3.52 x      3.62 x      3.10 x

  Including interest on deposits                          1.69 x      1.60 x      1.61 x      1.61 x      1.65 x      1.50 x
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